UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  September 18, 2008

OPEN ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada	000-50450	98-0370750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

514 Via de la Valle, Suite 200

Solana Beach, California 92075

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (858) 794-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.  Entry into a Material Definitive Agreement.

Saltman Letter Agreement

On September 18, 2008, Open Energy Corporation, a Nevada corporation, referred to as “we”, “our”, “us” or the “Company” in this report, entered into a letter agreement with David P. Saltman pursuant to which he tendered his resignation, effective October 31, 2008, as our chief executive officer and all other employment positions with us. We and Mr. Saltman agreed to terminate his employment agreement (which is described below under Item 1.02) effective September 18, 2008, and as a result, all rights and obligations of the parties thereunder were terminated. For the period from September 18, 2008 to October 31, 2008, Mr. Saltman will continue to serve as our chief executive officer and will be paid a base salary of $250,000 per annum. Mr. Saltman’s employment with us under the letter agreement may be terminated at any time. If his employment is terminated without cause by us or for good reason by him, we agreed to pay him an amount equal to his base salary for the remainder of the term of his employment under the letter agreement.

In addition, under the terms of the letter agreement, we agreed to (i) pay $112,863 to the appropriate taxing authorities on behalf of Mr. Saltman in satisfaction of withholding liabilities he incurred in connection with previous restricted stock grants, and a “gross up” payment to Mr. Saltman of $54,803 (ii) accelerate the vesting in full of options Mr. Saltman held to purchase three million shares of our common stock, and to make such options exercisable through March 31, 2010 at the exercise price of the option we agreed to grant to Mr. Saltman that is described in the following clause, and (iii) grant Mr. Saltman an additional option to purchase up to 500,000 shares of our common stock, which will be immediately vested and have an exercise price equal to the exercise price of stock options granted to our other senior executives between September 18, 2008 and October 31, 2008.

A copy of the press release announcing the items described above is attached as Exhibit 99.1 to this report and is incorporated herein by this reference.

Retention Agreements

On September 18, 2008, we entered into retention agreements with four of our officers: (i) David Field, our president, (ii) Aidan Shields, our chief financial officer, (iii) Christopher S. Gopal, our executive vice president of worldwide operations, and (iv) Dalton W. Sprinkle, our general counsel and senior vice president.

Under the retention agreement we entered into with Mr. Field, we agreed to grant him an option to purchase 2.5% of the fully diluted shares of the Company, calculated after giving effect to the transactions related to the September 2008 SPA, described below, which is estimated to be 30,118,404 shares of our common stock, in exchange for the cancellation of all other options held by him. In addition, we agreed that if his employment is terminated by us without cause or by him for good reason, he would be entitled to severance equal to three months of his base salary at the time of termination. Such severance supersedes and replaces any and all other severance packages previously granted to Mr. Field.

The retention agreement we entered into with each of our other officers is identical to the retention agreement we entered into with Mr. Field, discussed above, except with respect to the number of shares of common stock subject to the option granted to such officers.  We agreed to grant each of Dr. Gopal, Mr. Shields and Mr. Sprinkle, an option to purchase 2.0%, 1.40% and 1.25%, respectively, of the total fully diluted shares of our common stock, calculated after giving effect to the transactions related to the September 2008 SPA, described below.  The foregoing percentages for Messrs. Gopal, Shields and Sprinkle are estimated to total 24,182,817, 16,927,972, and 15,114,260 shares of our common stock, respectively.

Item 1.02.  Termination of a Material Definitive Agreement

The information contained in Item 1.01 is incorporated herein by reference.

Under the terms of the letter agreement we entered into with Mr. Saltman discussed above under Item 1.01, the employment agreement dated August 25, 2005 that we entered into with Mr. Saltman was terminated on September 18, 2008.  The term of the employment agreement was to last until September 30, 2008, and then automatically extend for additional one-year terms unless either party gave notice of its election to terminate the agreement. Pursuant to the terms of the employment agreement, we agreed to pay Mr. Saltman an annual base salary of $250,000 plus annual bonuses as determined by our board of directors, based upon our financial achievements.

Item 3.02.  Unregistered Sales of Equity Securities.

The information contained in Item 1.01 regarding the grant of options made to Messrs. Saltman, Field, Shields, Gopal and Sprinkle is incorporated herein by reference.  The options we agreed to grant are intended to be exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereunder.

On September 12, 2008, as disclosed in the Form 8-K that we filed on September 18, 2008, we entered into a securities purchase agreement with The Quercus Trust pursuant to which we agreed to issue warrants to purchase up to 235,000,000 shares of our common stock to The Quercus Trust.  We may refer to that securities purchase agreement as the “September 2008 SPA” in this report.

On September 18, 2008, pursuant to the September 2008 SPA, we issued warrants to acquire up to 75,000,000 shares of our common stock to The Quercus Trust in exchange for $1.5 million in gross proceeds.  We expect to issue the remaining warrants to purchase up to 160,000,000 shares of our common stock to The Quercus Trust by October 3, 2008.  The warrants we issued and will issue are exercisable for a period of seven years from the date of issuance and have an exercise price of $0.067 per share, subject to anti-dilution protection.

The warrants are intended to be exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) and/or Rule 506 of Regulation D promulgated thereunder.

A copy of the press release announcing the items described above is attached as Exhibit 99.1 to this report and is incorporated herein by this reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release issued on September 22, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2008	OPEN ENERGY CORPORATION

	By:	/s/ Dalton W. Sprinkle
Dalton W. Sprinkle
General Counsel